Exhibit 10.3

Exhibit 10.3

MDU Resources Group, Inc.
2011 Performance Share Award Opportunity Chart

		Threshold		Target		Maximum
Name	Title	Shares (#)	Dividend Equivalents ($)	Shares (#)	Dividend Equivalents ($)	Shares (#)	Dividend Equivalents ($)
Terry D. Hildestad	President and Chief Executive Officer MDU Resources Group, Inc.	5,424	10,577	54,243	105,774	108,486	211,548
Doran N. Schwartz	Vice President and Chief Financial Officer MDU Resources Group, Inc.	987	1,925	9,872	19,250	19,744	38,501
John G. Harp	President and Chief Executive Officer MDU Construction Services Group, Inc.	1,953	3,808	19,527	38,078	39,054	76,155
William E. Schneider	President and Chief Executive Officer Knife River Corporation	1,941	3,785	19,414	37,857	38,828	75,715
Steven L. Bietz	President and Chief Executive Officer WBI Holdings, Inc.	1,564	3,050	15,643	30,504	31,286	61,008